EXHIBIT 99.4

VOTING AGREEMENT

     This VOTING AGREEMENT is entered into on June 5, 2005, by and among ProLogis, a Maryland real estate investment trust (“ProLogis”), and each of the shareholders set forth in the signature pages hereto (each, a “Shareholder” and, collectively, the “Shareholders”).

     WHEREAS, each Shareholder is the beneficial owner of the number of shares of common stock, $.01 par value per share (the “Common Stock”), of Catellus Development Corporation, a Delaware corporation (“Catellus”), set forth opposite such Shareholder’s name on Schedule I (including any shares of Common Stock acquired by such Shareholder after the date hereof, the “Securities”);

     WHEREAS, ProLogis, Catellus and Palmtree Acquisition Corporation, a Delaware corporation (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”; capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), which provides for the merger of Catellus with and into Merger Sub (the “Merger”); and

     WHEREAS, as a condition of ProLogis to enter into the Merger Agreement, it is a requirement of the Merger Agreement that each Shareholder enters into this Agreement.

     NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1.      Agreement to Vote; Proxy.

(a)     At such time as Catellus conducts a meeting of, solicits written consents from, or otherwise seeks a vote of, its stockholders with respect to any of the following, each Shareholder agrees, subject to Section 12, to vote all of the Securities, as applicable, beneficially owned by him or her or with respect to which he or she exercises voting power (directly or indirectly), (i) in favor of approval of the Merger Agreement and all other actions contemplated by the Merger Agreement or otherwise necessary or desirable for the consummation of the Merger and (ii) against any Competing Transaction (as such term is defined in the Merger Agreement).

(b)     Each Shareholder hereby agrees, upon the request of ProLogis, to grant to ProLogis an irrevocable proxy (the “Irrevocable Proxy”), until such time as this Agreement is terminated pursuant to Section 12, to allow ProLogis to vote such Shareholder’s Securities, as applicable, in the manner described in, and for the purposes contemplated by, Section 1(a). Each Shareholder further agrees to deliver promptly to ProLogis such additional proxies and other documents as may be reasonably requested by ProLogis to allow ProLogis to exercise such voting power. Each Shareholder will retain at all times the right to vote his or her Securities, in such Shareholder’s sole discretion, on all matters other than those set forth in Section 1(a) which are at any time or from time to time presented for a vote to Catellus’s stockholders generally, and in the event that an

Irrevocable Proxy is granted as hereinabove provided, ProLogis agrees to vote on all such other matters as directed in writing by such Shareholder.

     2.       Waiver of Dissenters’ Rights. Each Shareholder hereby agrees to waive any dissenters’ rights which may be available under applicable Delaware law in connection with the Merger.

     3.       Representations, Warranties and Covenants of Shareholder. Each Shareholder represents and warrants to, and agrees with, ProLogis that:

(a)       this Agreement has been duly executed and delivered by such Shareholder and constitutes a valid and legally binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), in each case now or hereafter in effect;

(b)       such Shareholder has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby;

(c)       as of the date of this Agreement, such Shareholder is the direct or indirect beneficial owner of the Securities set forth opposite such Shareholder’s name on Schedule I;

(d)       on the date hereof, such Shareholder has, and such Shareholder will have at all times up to the termination of this Agreement, the sole power to vote his or her Securities, as applicable; and

(e)       such Shareholder will not sell, transfer, hypothecate, pledge, encumber or otherwise dispose of (“Transfer”) any of his or her Securities or any interests therein, or grant any option or other right with respect thereto, without the prior written consent of ProLogis; provided, however, such Shareholder shall be permitted to Transfer those Securities beneficially owned by him or her to any trust, beneficiary, administrator, custodian, members of his or her immediate family or otherwise for tax or estate planning purposes or to a charitable foundation, provided that such transferee enters into a written agreement in favor of ProLogis agreeing to be bound by the terms and conditions of this Agreement.

     4.       Additional Agreements of Nelson C. Rising. In addition to the agreements set forth herein that are applicable to all of the Shareholders, Nelson C. Rising agrees and acknowledges that (a) prior to the Election Deadline, Mr. Rising shall duly and timely complete and deliver an Election Form with respect to his Securities pursuant to which he elects to receive the Share Consideration for not less than 65 percent of such Securities and (b) ProLogis shall retain, and not pay to Mr. Rising, a portion of the cash to which Mr. Rising is otherwise entitled to receive in connection with the Merger (including as an Option Payment) in an amount equal to, and in full satisfaction of, Mr. Rising’s obligations to Catellus with respect to the $1 million unsecured loan made by Catellus to Mr. Rising on or about December 22, 2000. Nelson C.

Rising further agrees to hold a minimum of 125,000 ProLogis Common Shares received as part of the Share Consideration from the Effective Time until the earlier of (i) two years after the Effective Time, or (ii) such time as Mr. Rising no longer serves as a trustee of the Board of Trustees of ProLogis.

     5.       Expenses. Each party hereto will pay its own expenses incurred in connection with this Agreement.

     6.       Amendment; Assignment. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto and their respective successors and permitted assigns. ProLogis may not assign any of its rights or obligations under this Agreement without the prior written consent of the Shareholders. The Shareholders may not assign any of their rights or obligations under this Agreement without the prior written consent of ProLogis.

     7.       Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by an overnight courier or when delivered by hand, or (c) confirmation of receipt when sent by certified or registered mail, postage prepaid, addressed to the applicable parties as follows:

If to any Shareholder:

201 Mission Street
San Francisco, California 94105
Facsimile No.: (415) 974-4613
Attention: Vanessa L. Washington, Senior Vice President and General Counsel

with a copy to:

O’Melveny & Myers LLP
400 South Hope Street
Los Angeles, California 90017
Facsimile No.: (213) 430-6407
Attention: Mark C. Easton

If to ProLogis:

14100 East 35th Place
Aurora, Colorado 80011
Facsimile No.: (303) 576-2761
Attention: Ed Nekritz, General Counsel

with a copy to:

Mayer, Brown, Rowe & Maw LLP
71 South Wacker Drive
Chicago, IL 60606
Facsimile No.: (312) 701-7711
Attention:    Michael T. Blair

or to such other address as the party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

     8.       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same document.

     9.       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to the provisions thereof relating to conflicts of law).

     10.       Binding Effect. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the heirs, personal representatives, successors and permitted assigns of the parties hereto. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than the parties to this Agreement, or their respective heirs, personal representatives, successors or assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

     11.       Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.

     12.       Term. This Agreement (and any Irrevocable Proxy granted hereunder) shall be terminated and be of no further force or effect upon the earliest to occur of (a) the mutual consent of ProLogis and the applicable Shareholder to terminate this Agreement as to such Shareholder, (b) the Effective Time of the Merger and (c) the termination of the Merger Agreement in accordance with its terms. Notwithstanding the foregoing, Sections 5 through 16, inclusive, of this Agreement shall survive the termination of this Agreement.

     13.       Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     14.       Further Assurances. The Shareholders will, upon the request of ProLogis, execute and deliver such documents and take such action deemed by ProLogis to be necessary or desirable to effectuate the purposes of this Agreement.

     15.       Remedies. Each Shareholders agree that, for any violation of this Agreement, ProLogis shall have the right to seek equitable relief in any court of competent jurisdiction to require that such Shareholder comply with the terms of this Agreement.

     16.       Shareholder Capacity. By executing and delivering this Agreement, each Shareholder makes no agreement or understanding herein in his or her capacity or actions as a director, officer or employee of Catellus. Each Shareholder is signing and entering into this

Agreement solely in his or her capacity as the beneficial owner of the Securities, and nothing herein shall limit or affect in any way any actions that may be hereafter taken by him or her in his or her capacity as an employee, officer or director of Catellus or in any other capacity.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

ProLogis
By:	/s/ Edward S. Nekritz
Name:	Edward S. Nekritz
Title:	Managing Director and General Counsel

/s/ Nelson C. Rising
Nelson C. Rising

/s/ Ted Antenucci
Ted Antenucci

/s/ C. William Hosler
C. William Hosler

/s/ Vanessa L. Washington
Vanessa L. Washington

Schedule I

Shareholder		Voting Shares

Nelson C. Rising[1]
Direct Holdings		442,726
401(K)		17,165

	Total:	459,891
Ted Antenucci[2]
Direct Holdings		5,470
Restricted Stock		84,447

	Total:	89,917
C. William Hosler[3]
Direct Holdings		13,800
Restricted Stock		56,318

	Total:	70,118
Vanessa L. Washington[4]
Direct Holdings		3,630
Restricted Stock		14,080

	Total:	17,710

1 Table does not indicate shares subject to options and restricted stock units (495,328). Mr. Rising disclaims beneficial ownership of shares held by the Rising Family Foundation and Rising Trusts (28,109).
2 Table does not indicate restricted stock units (124,382) and shares underlying Transition Incentive Plan awards.
3 Table does not indicate restricted stock units (134,100) and shares underlying Transition Incentive Plan awards.
4 Table does not indicate restricted stock units (61,584) and shares underlying Transition Incentive Plan awards.